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PRICING SUPPLEMENT DATED DECEMBER 6, 1996                         RULE 424(b)(3)
(TO PROSPECTUS DATED DECEMBER 6, 1996 AND                     FILE NO. 333-14401
PROSPECTUS SUPPLEMENT DATED DECEMBER 6, 1996)

                      COLONIAL REALTY LIMITED PARTNERSHIP
                        MEDIUM-TERM NOTES - FIXED RATE

                             CUSIP NO. 195896 AA 3

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AGGREGATE PRINCIPAL AMOUNT:  $50,000,000        INTEREST RATE:  7.05%

AGENTS DISCOUNT OR COMMISSION:  .60%            STATED MATURITY DATE: 12/15/03

NET PROCEEDS TO ISSUER $49,700,000              ORIGINAL ISSUE DATE: 12/11/96

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Interest Payment Dates: June 15 and December 15, commencing on June 15, 1997

Redemption:

[X] The Notes cannot be redeemed prior to the Stated Maturity Date.

[_] The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction: ______% until Redemption Percentage is 100% of the principal amount

Optional Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date
[_] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Option Repayment Dates:
    Repayment Price:  _____%

Currency:
    Specified Currency: U.S. Dollars
       (If other than U.S. dollars, see attached)
    Minimum Denominations: $1,000
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [_]  Yes    [X]  No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:   [X]  Book-Entry  [_]  Certificated

Principal Amount offered to or through each agent,

$12,500,000  Merrill Lynch & Co., acting as [X] agent [_] principal
 ----------
$12,500,000  Lehman Brothers Inc., acting as [X]  agent [_]  principal
 ----------
$12,500,000  J.P. Morgan & Co., acting as [X]  agent [_]  principal
 ----------
$12,500,000  UBS Securities LLC, acting as [X]  agent [_]  principal
 ----------

If as principal:

    [_] The Notes are being offered at varying prices related to prevailing market prices at the time of resale

    [_]  The Notes are being offered at a fixed initial public offering price of
         _____% of principal amount.

If as Agent:
    The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions: